Exhibit 10.9

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered between Chemomab Therapeutics, Inc. (the “Company”), a Delaware corporation, and Dale Pfost (the “Executive”), as of September 1, 2021 (the “Effective Date”).  The Company is a wholly-owned subsidiary of Chemomab Therapeutics Ltd., an Israeli company and the parent company of the Company (the “Parent”), whose American Depositary Shares (“ADSs”) are listed for trading on the Nasdaq Stock Market.

Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in Section 14 below and as provided elsewhere herein. In consideration of the mutual promises, terms, provisions and conditions set forth in this Agreement, the Company and the Executive agree as follows:

1. Employment. Subject to, and as a condition subsequent of, the approval of the shareholders of Parent, the Company agrees to employ the Executive and the Executive agrees to serve as the Chief Executive Officer (“CEO”) of the Company.  Executive’s term of employment will commence as of September 1, 2021 or such other date as the Company and the Executive may agree (the “Commencement Date”).

2. Term. This Agreement will continue in effect until terminated in accordance with Section 5 hereof. The term of this Agreement is hereafter referred to as “Term”. While the Term of this Agreement begins on the date hereof, the term of Executive’s employment is subject to, and will begin following, the approval of this Agreement by the shareholders of Parent.

3. Capacity and Performance.

(a) The Executive shall be employed by the Company on a full-time basis in the exempt position of CEO.  The Executive shall report to the Board of Directors of the Company (the “Company Board”).  The Executive shall perform such duties and responsibilities on behalf of the Company and its Affiliates as may be designated from time to time by the Company Board. In addition, and without further compensation, the Executive shall serve on the Company Board, the Board of Directors of Parent (the “Parent Board”), and as the CEO of Parent as and when elected to such position by the Parent Board.   After the current Chairman of the Parent Board and Company Board steps down (but no later than June 30, 2022), Executive shall serve as the Chairman of the Parent Board and Company Board or shall have the right to identify a candidate to serve as the Chairman of the Parent Board and Company Board, subject, in each case, to the Executive’s nomination  (or the nomination of the candidate identified by the Executive) as a director by the nominating and corporate governance committee of the Parent Board (if then applicable) and the Company Board, and election by the Company’s shareholders, pursuant to the Parent’s articles of association, the Israeli Companies Law, 5759-1999 and the listing rules of the Nasdaq Stock Market.

(b) The Executive shall devote the Executive’s best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and its Affiliates and to the discharge of the Executive’s duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental, academic, civic or charitable position, whether paid or unpaid, without the prior approval of the Company Board, to be granted or withheld in the Company Board’s reasonable determination.  Notwithstanding the foregoing, with advance notice to the Company Board, Executive may hold positions on up to three (3) boards of directors at any time, subject to Board approval and so long as the Board determines that (i) this commitment does not interfere with the performance of the Executive’s duties for the Company, and (ii) the companies or institutions for which the Executive serves as a director are not competitive with, and do not conflict with the business or scientific pursuits of the Company.  Pursuant to the foregoing sentence, the Company grants its approval of the Executive’s serving on the boards of Axosim, Inc., Ancilia Biosciences, and The JMB Companies.

4. Compensation and Benefits. As compensation for all services performed by the Executive on behalf of the Company and its Affiliates, and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, the Company will pay the following compensation and provide the following benefits to Executive:

(a) Base Salary. The Company shall pay the Executive a base salary at the initial gross annual rate of six hundred thousand dollars ($600,000.00), payable in accordance with the payroll practices of the Company and, subject to Executive’s right to resign for Good Reason pursuant to Section 5(e)(i), subject to adjustment by the Company Board, in its sole discretion (the “Base Salary”).

(b)  Incentive and Bonus Compensation. The Executive shall be entitled to participate in the Company’s annual cash incentive program in accordance with the terms thereof, as such program or terms may be modified or amended by the Company from time to time. The Executive’s initial target annual cash incentive bonus is fifty percent (50%) of the Base Salary (gross) .  The Executive will be eligible for an additional potential bonus of ten percent (10%) of the Base Salary (gross), based on the Executive’s achievement of additional goals to be determined by the Compensation Committee of the Company Board after consultation with Executive, and subject to the approval of the Company Board.  The actual bonus, if any, will be determined by the Company Board. Subject to Executive’s right to resign for Good Reason pursuant to Section 5(e)(i), the Executive’s targets may be modified by the Company Board from time to time in its discretion.

(c) Stock Options.  Subject to the approval of the Parent Board, the Executive will be granted an option to purchase up to 459,353 ADSs (the “Option Shares”), which the Company represents and warrants constitutes 3.5% of the number of ADSs of Parent issued and outstanding on a fully-diluted basis as of the Effective Date (including the Option Shares). This option will vest over a four year period, with 25% vesting on the first anniversary of the grant date and the remainder in equal amounts over the next 36 monthly periods. This option will be governed by the terms of the Parent’s 2015 Share Incentive Plan as amended from time to time (the “Plan”), and any award agreement thereunder.    The option will be subject to accelerated vesting upon a Merger/Sale, as defined in Section 14.2.1 of the Plan, other than a Merger/Sale in which a majority of the shares or other equity interests of the surviving entity are held by the shareholders of the Parent or its Affiliates immediately prior to such Merger/Sale.

In addition, the Executive may be periodically granted performance-based equity awards including, but not limited to, awards based on the closing of financing rounds, acquisitions and/or licensing transactions and for other performance-based success.  Assessment of the Executive’s potential qualification for additional grants shall be made by the Parent Board not less than annually.  In making determinations as to whether to award additional grants, the Parent Board may consider, in its sole discretion, market-appropriate and situation-appropriate circumstances and developments, such as the dilutive effect of events such as future financings and the Parent compensation policy .

(d)  Signing Bonus. The Company will pay the Executive a one-time signing bonus in the gross amount of eighty thousand dollars ($80,000.00), payable on the next regular payroll date following the Commencement Date.

(e)  New Office Bonus. The Company will pay the Executive a one-time bonus in the gross amount of eighty thousand dollars ($80,000.00) (the “New Office Bonus”) upon the establishment of a new office in the United States and the Executive’s domiciling in the location of the new office (the “New Office”), payable on the next regular payroll date following Executive’s establishment of the New Office and domiciling in the location of the New Office (the “New Office Bonus Conditions”).  To be eligible for the New Office Bonus, New Office Bonus Conditions must have been satisfied within nine (9) months of the Commencement Date (unless mutually agreed that the New Office should be established at a later date, in which case the date for satisfying New Office Bonus Conditions will be extended the later date), and Executive must be an employee in good standing of the Company at the time of the establishment of the New Office.

(f) Paid Time Off. During the Term hereof, the Executive shall be entitled to accrue twenty-five (25) days of paid time off (“PTO”) per year, accruing at the rate of 2 and 1/25 days per month.  Paid time off is inclusive of sick days.  Executive may take PTO at such times and intervals as the Executive shall determine, subject to the business needs of the Company.  Accrued but unused PTO will roll over to successive years, provided that if the Executive accrues fifty (50) days of PTO (the “Ceiling”), PTO will cease to accrue until the Executive shall have taken PTO and the accrual is again below the Ceiling.

(g) Other Employee Benefits. During the Term hereof and subject to any contribution therefor generally required of employees (including executives) of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for senior employees of the Company.  The Executive’s participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Company Board, Committee or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or terminate its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate.  Until such time as the Company shall have established a group medical insurance plan, the Company will increase the Executive’s compensation in an amount to be agreed, including tax equalization.

(h) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of the Executive’s duties and responsibilities, subject to the Company’s expense policy, to be updated within (3) months following the Commencement Date.

(i)  Tax Consultation.  In the event Executive is or is likely to be subject to payment of income tax under Israeli law, the Company will, at its expense, provide Executive with the services of a tax consultant to advise the Executive on the 1995 U.S. – Israel Convention With Respect to Taxes on Income.

5. Termination of Employment and Severance Benefits. The Executive’s employment shall continue until terminated in accordance with this Section 5:

(a) Death. In the event of the Executive’s death during the Term, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to the Executive’s estate, any earned and unpaid Base Salary and accrued but unused PTO through the date of the Executive’s death, together with all compensation and benefits payable to Executive based on his participation in any compensation or benefit plan, program or arrangement through the date of termination, and all vested options may be exercised in accordance with and to the extent permitted under the applicable award agreement and the Plan (the “Final Compensation”). For the avoidance of doubt, Final Compensation does not include incentive compensation.  Upon payment of the Final Compensation, the Company shall have no further obligation or liability to the Executive or Executive’s designated beneficiary or estate.

(b) Disability.

(i) In the event that the Executive becomes disabled and, as a result, is unable to perform the essential functions of Executive’s duties and responsibilities, with or without a reasonable accommodation, for more than  sixty (60) business days (which need not be consecutive) during any twelve (12)-month period (a “Disability”), the Company may terminate the Executive’s employment hereunder, ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full time performance of Executive’s duties prior to such date,

(ii) The Company Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability.

(iii) If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform substantially all of the Executive’s duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled. Such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(iv) In the event the Company terminates the Executive’s employment hereunder due to Disability, the Company shall pay to the Executive any Final Compensation due to the Executive. The Company shall have no further obligation or liability to the Executive.

(v)  Nothing in this Section shall be construed to waive the Executive’s rights, if any, under applicable state, federal or local law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. (if applicable) and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause (as defined below) at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by vote of a majority of the Company Board (provided that Executive shall abstain from any such determination and Executive’s presence at the meeting in respect thereof shall not count towards a quorum in such meeting), shall constitute “Cause” for termination:

(i) the Executive’s misappropriation or use for non-business purposes of funds or property (whether tangible or intangible) of the Company or its Affiliates;

(ii) any violation of the Executive’s fiduciary duties to the Company or its Affiliates;

(iii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty, or fraud that would reasonably be expected to result in material injury or reputational harm to the Company or its Affiliates;

(iv) a violation by the Executive of one of the Company’s material policies established by the Company in good faith which has not been cured as set forth below, including, but not limited to, the Company’s anti-discrimination and anti-harassment policies and the Company’s anti-corruption policies;

(v) conduct by the Executive constituting gross negligence or misconduct in connection with the performance of the Executive’s duties which causes or is reasonably likely to cause material harm to the Company or its Affiliates which has not been cured as set forth below;

(vi) nonperformance by the Executive of the Executive’s material duties (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which, to the extent it is curable by the Executive, is not cured within ten (10) days after written notice thereof is given to the Executive by the Company Board (or, if such nonperformance cannot be cured within ten (10) days, failure to materially commence cure within such 10-day period);

(vi) the Executive’s failure to comply with the lawful instructions of the Company Board, which failure has not been cured within ten (10) days following written notice from the Company Board;

(vii) a breach by the Executive of a material provision of this Agreement or any other agreement between the Company or an Affiliate and the Executive, which breach has not been cured within ten (10) days following written notice from the Company Board; or

(viii) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, which failure has not been cured within ten (10) days following written notice from the Company Board, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive, other than payment of any Final Compensation due to the Executive.

(d) By the Company Without Cause. The Company may terminate the Executive’s employment with the Company without Cause at any time upon five (5) days’ notice to the Executive unless the Company specifies a later date, in which case, termination shall be effective as of such later date; provided that the Company may set a termination date (the “Separation Date”) at any time between the date of notice and the end of the five (5) day period, so long as Executive receives compensation through the required notice period. In the event of such termination (which shall not, for the avoidance of doubt, include a termination of employment by reason of the Executive’s death or disability), in addition to any Final Compensation due to the Executive, subject to Section 6 below, the Company shall pay to the Executive the following (the “Severance Benefits”), provided that the total amount of the cash portion of Severance Benefits will not exceed two hundred percent (200%) of the Executive’s Base Salary at the rate in effect on the date of termination:

(i) the Company will pay the Executive an amount equal to the Base Salary, at the rate in effect on the date of termination, for a period of twelve (12) months following the date of termination (the “Severance Period”).  The Severance Period will be extended for one (1) month for each year of employment after twelve (12) months up to a maximum Severance Period of twenty-four (24) months.  The foregoing payment will be paid in equal installments on the Company’s usually payroll dates over the six (6) month period following the Separation Date, except in the case of a termination in connection with a Merger/Sale, in which case such payment shall be made in a single, undiscounted, lump sum payment within thirty days following the date of termination of the Executive’s employment or at the close of the transaction, whichever is earlier.

(ii) the Company will pay the Executive an amount equal to the full premium cost of the Executive’s participation in the Company’s group medical plans pursuant to the federal law known as COBRA, provided that the Executive is entitled to continue such participation under applicable law and plan terms and timely and properly elects to receive COBRA continuation coverage, during the Severance Period.

(iii) the Company will pay to the Executive the portion of the bonus based on the Executive’s achievement, as of the termination date, of milestones and achievements, as determined by the Company Board or the compensation committee thereof; except in the case of a termination in connection with a Merger/Sale, in which case the Company will pay to the Executive an amount equal to a pro-rata portion (based on the number of months elapsed between the commencement of the Company’s fiscal year and the date of the termination of the Executive’s employment due to a Merger/Sale) of the maximum target incentive and bonus compensation that would have been payable to Executive in accordance with Section 4(b) above if the Executive’s employment continued through to the end of the then-current fiscal year.  The pro rata bonus payment will be made together with and on the same schedule as the payment of the Base Salary portion of the Severance Benefits.

(iv)          (A) if Executive’s termination without Cause is the result of a Merger/Sale, the Parent Board will accelerate the vesting of any time-based stock option awards;

 (B) if Executive’s termination without Cause occurs outside the context of a Merger/Sale, or if Executive terminates the employment relationship for Good Reason, the Parent Board will approve acceleration of any time-based stock option awards as follows:

(I)          If the Executive has been employed by the Company for six (6) months or more but less than twelve (12) months, the Parent Board will approve acceleration of any time-based stock options due to vest on the 12-month anniversary of the Commencement Date;

(II)          if the Executive has been employed by the Company for twelve (12) months or longer, the Parent Board will approve the acceleration of vesting of all time-based stock option awards.

(e)   By the Executive. The Executive may terminate Executive’s employment hereunder at any time for any reason, including but not limited to, Good Reason.

(i) For purposes of this Agreement, “Good Reason” means (A) the  diminution of Executive’s position with the Company (including status, offices, titles, and reporting requirements, authority, material duties, or material responsibilities as provided in this Agreement, or any other action by the Company which results in a material diminution in Executive’s position, authority, material duties, or material responsibilities); (B) a diminution in Executive’s Base Salary (as it may be increased from time to time) (other than consistent with a temporary across-the-board diminution of the base salary of all officers of the Company) or target bonus percentages (for purposes of clarity, any downward adjustment of Executive’s Base Salary pursuant to Section 4(a) and/or change in eligibility for the annual incentive bonuses pursuant to Section 4(b) shall be cause for Good Reason resignation); (C) following Executive’s relocation to the New Office location, a change in the geographic location(s) at which Executive provides services to the Company which would increase Executive’s commute by fifty (50) miles or more; or (D) the material, uncured breach of this Agreement by the Company. The Executive shall notify the Company Board in writing upon the first occurrence of the Good Reason condition, and the Company shall have a period of sixty (60) in which to remedy such condition. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(ii) In the event of termination by the Executive without Good Reason, the Company shall pay the Final Compensation.

(iii) In the event of termination by the Executive for Good Reason, in addition to any Final Compensation due to the Executive, subject to Section 6 below, the Company shall pay to the Executive the Severance Benefits.

6. Effect of Termination. The provisions of this Section 6 shall apply to termination of the Executive’s employment for any reason.

(a) The payments and benefits described in Section 5 shall constitute the only payments and benefits the Executive is entitled to receive from the Company in connection with a termination of the Executive’s employment. In order to receive any Severance Benefits, the Executive must first execute, deliver to the Company, and not revoke a timely and effective separation agreement that includes a customary general release and waiver in favor of the Company in a form reasonably acceptable to the Company and restrictive covenants that remain in force for the greater of (i) one year following the termination of the Executive’s employment and (ii) the Severance Period during which the Executive is receiving payments pursuant to Section 5 hereof.

(b) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including without limitation the obligations of the Executive under this Section 6 and Sections 7, 8 and 9 hereof. The obligation of the Company to provide Severance Benefits is expressly conditioned upon the Executive’s continued full performance of the Executive’s obligations under Sections 7, 8 and 9 hereof and under any separation agreement. The Executive recognizes that, except as expressly provided in Section 5, no compensation will be earned by, or in any way owing to, the Executive after termination of employment.

(c) Effective as of the date the Executive’s employment terminates, the Executive will be deemed to have resigned from any and all positions and offices that the Executive holds with the Company or any of its Affiliates, without any further action required.  The Executive agrees to sign and return to the Company such documents confirming such resignations and provide such information in connection with such resignations as the Company or any of its Affiliates may reasonably require.

7. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive has developed and may develop Confidential Information for the Company or its Affiliates and that the Executive has learned and may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never disclose to any Person (except as required by applicable law or for the proper performance of the Executive’s duties and responsibilities to the Company and its Affiliates), or use for the Executive’s own benefit or gain, any Confidential Information obtained by the Executive incident to the Executive’s employment or other association with the Company or any of its Affiliates. The Executive understands that the restriction shall continue to apply after the Executive’s employment terminates, regardless of the reason for such termination. Nothing in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity. The Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, the Executive may be held liable if the Executive unlawfully accesses trade secrets by unauthorized means.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time the Executive’s employment terminates, or at such earlier time or times as the Company Board or its designee may specify, all Documents then in the Executive’s possession or control. The Executive also agrees that, upon request of any duly authorized officer of the Company, the Executive shall disclose all passwords and passcodes necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which the Executive has password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

(c) The Executive acknowledges and agrees that all Confidential Information and proprietary materials that are provided by the Company to the Executive under this Agreement are and shall remain the exclusive property of the Company or the third party entrusting such Confidential Information or proprietary materials to the Company.

8. Restricted Activities. As a condition to and in consideration of the Executive’s continued employment and the terms and conditions of this Agreement, including the Severance Benefits and the grant of options, the Executive agrees that the following restrictions on the Executive’s activities during and after the Executive’s employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company or any Affiliate of the Company, and for the greater of (i) twelve (12) months after the Executive’s employment terminates or (ii) the Severance Period (the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates in any geographic area in which the Company or any of its Affiliates does business or is actively planning to do business during the Executive’s employment, or with respect to the portion of the Non-Competition Period that follows the termination of the Executive’s employment, at the time the Executive’s employment terminates (the “Restricted Area”) or undertake any planning for any business competitive with the Company or any of its Affiliates in the Restricted Area. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any biotech company in the field of inflammation and fibrosis therapies (the “Restricted Field”), within the Restricted Area.  During the Non-Competition Period, except as required for the proper performance of the Executive’s duties and responsibilities to the Company and its Affiliates, the Executive further agrees not to work for or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in any business in the Restricted Field. The foregoing shall not prohibit the Executive’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.

(b) The Executive agrees that, during the Executive’s employment with the Company or any Affiliate of the Company, except with the consent of the Company Board, the Executive will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with the Executive’s duties and obligations to the Company or any of its Affiliates.

(c) The Executive further agrees that while the Executive is employed by the Company or any Affiliate of the Company and for the greater of (i) twelve (12) months after the Executive’s employment terminates or (ii) the Severance Period (the “Non-Solicitation Period “), except as required for the proper performance of the Executive’s duties and responsibilities to the Company and its Affiliates, the Executive will not, directly or indirectly solicit for employment or hire any employee of the Company or any of its Affiliates, assist in such solicitating or hiring, encourage any such employee to terminate such employee’s relationship with the Company or any of its Affiliates or solicit or encourage any customer or vendor of the Company or any of its Affiliates to terminate its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates. These restrictions shall apply (y) only with respect to those Persons who are or have been a customer or employee of the Company or any of its Affiliates at any time within the immediately preceding one-year period.

9. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose, if the Executive has not done so already, all Intellectual Property to the Company. The Executive shall maintain adequate records (whether written, electronic, or otherwise) to document the Intellectual Property, including without limitation the conception and reduction to practice of all inventions, and shall make such records available to the Company upon request. The Company shall have sole ownership of all Intellectual Property and all such records with respect thereto. The Executive hereby assigns, conveys, and grants to the Company (or as otherwise directed by the Company) , and agrees to assign, convey and grant to the Company (or as otherwise directed by the Company) , all of the Executive’s right, title, and interest in and to the Intellectual Property and any and all patents, patent applications, and copyrights relating to the Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire “   and shall, upon creation, be owned exclusively by the Company.

The Executive represents that the attached Exhibit A contains a complete list of all inventions, copyrightable works, tangible materials, and other intellectual property that the Executive (either alone or jointly with others) conceived, developed, discovered, created, or reduced to practice prior to the Executive’s employment with the Company (the “Prior IP”). The Prior IP is not assigned to the Company under this Agreement, except to the extent that the Executive expressly assigns such Prior IP to the Company under the terms of a separate written instrument. If no Prior IP is listed on Exhibit A , the Executive represents that no Prior IP exists. The Executive recognizes that the protection of the Intellectual Property of the Company against unauthorized disclosure and use is of critical importance to the Company, and therefore, the Executive agrees to use the Executive’s best efforts and exercise utmost diligence to protect and safeguard the Intellectual Property of the Company and its Affiliates, if any, and, except as may be expressly required by the Company in connection with the Executive’s performance of the Executive’s obligations to the Company under this Agreement, the Executive shall not, either during the Term of this Agreement or thereafter, directly or indirectly, use for the Executive’s own benefit or for the benefit of another, or disclose to another, any of such Intellectual Property.

10. Notification Requirement. Until the conclusion of the Non-Competition Period the Executive shall give notice to the Company of each new business activity the Executive plans to undertake, at least one (1) month prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person.

11. Enforcement of Covenants. The Executive acknowledges that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon Executive pursuant to Sections 7 and 8 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were the Executive to breach any of the covenants contained in Sections 7 or 8 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond, together with an award of its attorneys’ fees incurred in connection with securing any relief hereunder. The parties further agree that, in the event that any provision of Section 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The Executive agrees that the Non-Competition Period and Non-Solicitation Period shall be tolled, and shall not run, during any period of time in which the Executive is in violation of the terms thereof, in order that the Company and its Affiliates shall have all of the agreed-upon temporal protection recited herein. Each of the Company’s Affiliates shall have the right to enforce all of the Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to Section 7 or 8 hereof. No breach of any provision of this Agreement by the Company, or any other claimed breach of contract or violation of law, or change in the nature or scope of the Executive’s employment or other relationship with the Company or any of its Affiliates, shall operate to extinguish the Executive’s obligation to comply with Sections 7 and 8 hereof.

12. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of the Executive’s obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants, or any other obligations under any court order, judgment or decree, that would affect the performance of the Executive’s obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

13. Reimbursement of Counsel Fees. The Company will reimburse the Executive for the reasonable legal fees incurred by the Executive’s counsel in the review of this Agreement, up to a maximum amount of seven thousand five hundred dollars ($7,500), subject to the Executive’s delivery of invoices in accordance with the Company’s expense policy.

14. Definitions. For purposes of this Agreement, the following definitions apply:

(a) “Affiliate“ means any Person or entity directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

(b) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by the public. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Company’s research and development, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, and (iv) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes comparable information that the Company or any of its Affiliates have received belonging to others or which was received by the Company or any of its Affiliates with any understanding that it would not be disclosed.

(c) “Intellectual Property“ means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment and during the period of twelve (12) months immediately following termination of the Executive’s employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates.

(d) “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

15. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

16. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, an Affiliate or any other Person or transfer all or substantially all of its properties, stock or assets to an Affiliate or any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

17. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at the Executive’s last known personal address on the books of the Company or, in the case of the Company, at its principal place of business, or to such other address as either party may specify by notice to the other actually received.

20. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment, excluding any obligations with respect to the securities of the Company or the grant of any stock options, all of which shall remain in full force and effect in accordance with their terms; provided, however, that this Agreement shall not supersede any effective assignment of any invention or other intellectual property to the Company or any of its Affiliates in effect on the Effective Date and shall not constitute a waiver by the Company or any of its Affiliates of any right that any of them now has or may now have under any agreement imposing obligations on the Executive with respect to confidentiality, non-competition, non-solicitation of employees, customers or independent contractors or like obligations.

21. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an authorized representative of the Company.

22. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

24. Governing Law; Arbitration.

(a)  This is a contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Louisiana, without regard to the conflict of laws principles thereof.

(b) Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in New Orleans, Louisiana in accordance with the Employment Arbitration Rules and Mediation Procedures of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  To the greatest extent permitted by law and the AAA, Company and the Executive shall each pay one-half of the arbitration fees for any such arbitration including, but not limited to, AAA administrative fees and costs, and arbitrator fees. The Company and the Executive are each responsible for their own attorney’s fees. The Executive understands that the Executive may only bring such claims in the Executive’s individual capacity, and not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding.

25. Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce this Agreement, the parties hereby consent to the exclusive jurisdiction of the appropriate State or federal courts sitting in Orleans Paris, Louisiana.  Accordingly, with respect to any such court action, the parties: (a) submits to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

26. Whistleblower Notice. Pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, the Parties to this Agreement have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

27. Conditions.  Notwithstanding anything to the contrary herein, the effectiveness of this Agreement shall be conditioned on (i) the Executive’s satisfactory completion of reference and background checks, if so requested by the Company, and (ii) the Executive’s submission of satisfactory proof of the Executive’s legal authorization to work in the United States.

28. Acknowledgement. The Executive acknowledges that the Company has advised the Executive to consult an attorney before signing this Agreement.  The Executive has carefully read this Agreement and understands and agrees to all of the provisions in this Agreement.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

COMPANY:                        CHEMOMAB THERAPEUTICS, INC.

Signed: /s/ Adi Mor
Name:   Adi Mor
Title:  Chief Executive Officer

EXECUTIVE:                      DALE PFOST

Signed:  /s/ Dale Pfost